  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2017
REGISTRATION NO. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

93-0987903
I.R.S. Employer Identification Number

11535 Sorrento Valley Road, Suite 400
San Diego, CA 92121
(858) 259-9405
 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

J. David Hansen
Chief Executive Officer
MabVax Therapeutics Holdings, Inc.
11535 Sorrento Valley Road, Suite 400
San Diego, CA 92121
(858) 259-9405
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Harvey Kesner, Esq.
Sichenzia Ross Ference Kesner LLP
61 Broadway, 32nd Fl.
New York, NY 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plants, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer	☒ Smaller reporting company
☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock, par value $0.01 per share, underlying Series H Convertible Preferred Stock	485,714	$1.70	$825,714	$95.70
Shares of Common Stock, par value $0.01 per share, underlying Series I Convertible Preferred Stock	1,968,664	$1.70	$3,346,729	$387.89
Shares of Common Stock, par value $0.01 per share	977,910	$1.70	$1,662,447	$192.68
Total	3,432,288		$5,834,890	$676.27

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder shall be deemed to cover additional securities to be offered to prevent dilution and thus include such indeterminate number of shares of common stock, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices as reported on The NASDAQ Capital Market on May 31, 2017, which was $1.70 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 2, 2017

3,432,288 Shares of Common Stock

We are registering an aggregate of 3,432,288 shares (the “Resale Shares”) of common stock, $0.01 par value per share, of MabVax Therapeutics Holdings, Inc. (referred to herein as “we”, “us”, “our”, “MabVax”, “Registrant”, or the “Company”) for resale by certain of our stockholders identified in this prospectus (the “Selling Stockholders”), including 485,714 shares of common stock issuable upon conversion of Series H Convertible Preferred Stock (the “Series H Preferred Stock”), and 1,968,664 shares of common stock issuable upon conversion of Series I Convertible Preferred Stock (the “Series I Preferred Stock”).

The Selling Stockholders may offer to sell the Resale Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices, and will pay all brokerage commissions and discounts attributable to the sale of such shares. The Selling Stockholders will receive all of the net proceeds from the offering of their shares.

The Resale Shares may be sold by the Selling Stockholders to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information regarding the methods of sale you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Our common stock is quoted on The NASDAQ Capital Market under the symbol “MBVX”. On May 31, 2017, the closing bid price of our common stock on The NASDAQ Capital Market was $1.70 per share.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2017

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” “MabVax” or the “Company” in this prospectus mean MabVax Therapeutics Holdings, Inc. on a consolidated basis with its wholly-owned subsidiary, MabVax Therapeutics, Inc. (“MabVax Therapeutics”) as applicable.

MabVax Therapeutics Holdings, Inc.

Company Background

We are a Delaware corporation, originally incorporated in 1988 under the name Terrapin Diagnostics, Inc. in the state of Delaware, and subsequently renamed “Telik, Inc.” in 1998, and thereafter renamed MabVax Therapeutics Holdings, Inc. in September 2014. Our principal corporate office is located at 11535 Sorrento Valley Road, Suite 400, San Diego, CA 92121 and our telephone number is (858) 259-9405. On July 8, 2014, we consummated a merger with MabVax Therapeutics, pursuant to which our subsidiary Tacoma Acquisition Corp. merged with and into MabVax Therapeutics, with MabVax Therapeutics surviving as our wholly owned subsidiary. Our internet address is www.mabvax.com. Information on our website is not incorporated into this prospectus.

Business Overview

We are a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer.  MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been vaccinated against targeted cancers with our proprietary vaccines.  MabVax's lead development program is centered around our HuMab-5B1 antibody, which is fully human and discovered from the immune response of cancer patients vaccinated with an antigen-specific vaccine during a Phase I trial at Memorial Sloan Kettering Cancer Center, or MSK.   The antigen the antibody targets is expressed on more than 90% of pancreatic cancers, and expressed in significant percentages on small cell lung cancer, stomach, colon and other cancers, making the antibody potentially broadly applicable to many types of cancers.  We have other antibody candidates that are also in preclinical development.

Monoclonal antibodies are produced from a single DNA sequence encoded into multiple cells that all produce the same single antibody. We generate our pipeline of antibody-based product candidates from patients who have been vaccinated with proprietary vaccines licensed from MSK. Our approach involves surveying the protective immune response from many patients to identify a monoclonal antibody candidate against a specific target on the surface of a cancer cell. We believe this approach provides us with a novel next-generation human antibody technology platform. We believe our approach to antibody discovery allows us to identify antibody candidates with superior performance characteristics while minimizing many of the toxicity and off target binding drawbacks (phenomenon occurring when antibodies bind to non-cancer cells) of other discovery technologies.

Our Growth and Core Business Strategy

Our primary business strategy is to develop our early antibody product candidates through proof of concept clinical trials, which may represent either phase I or phase II clinical trials depending on the program and extent of progress. We intend to then partner those product candidates having the highest clinical and commercial potential from our discovery library of antibody candidates.

Our Clinical Development Programs and Plans for 2017

MVT-5873 – for the Treatment of Pancreatic Cancer

In our progress report released in November 2016, we stated that the safety of our HuMab-5B1 antibody designated as MVT-5873 had been established at three incremental dose levels in our phase I clinical trial. The purpose of this phase I clinical trial, initiated in February 2016, is to establish safety and tolerability, and to determine the recommended phase II dose for patients with locally advanced and metastatic pancreatic cancer or other malignancies expressing the same cancer antigen known as CA19-9. Patients entering this part of the trial were stage three and stage four cancer patients who had failed all previous treatments, and had progressive disease.

Study protocol allows patients to remain on therapy beyond the initial 28-day treatment and safety assessment cycle based on acceptable dose tolerability and investigator assessment of continued benefit from the treatment. Every second treatment cycle the investigator assesses disease status using RECIST 1.1 measurement criteria to evaluate tumor response rate and duration of response.

After establishing the current dosage safety level for MVT-5873 in Part 1 of the trial, we were able to initiate part 2 of our phase I study. Part 2 combines MVT-5873 with a standard of care chemotherapy regimen in newly diagnosed treatment naïve patients. The dosage levels established in our MVT-5873 monotherapy trial also have cleared all subsequent dose levels utilized in our Phase I clinical study of MVT-2163 as an immuno-PET imaging agent as well as the dose levels planned for our clinical study of our radioimmunotherapy product MVT-1075 that combines MVT-5873 with a radioactive substance.

Recent progress – As of April 2017, we had enrolled 29 patients in Part 1 of our phase I trial at three clinical sites. Twenty-five patients are currently evaluable. We have seen an efficacy signal from early study results primarily in patients who enter the trial with CA19-9 levels below 2,500 U/ml. In this group of patients, we observed that the first cycle of treatment with MVT-5873 reduces CA19-9 levels by 95% or more and close to normal levels. We also observed that approximately half of the patients with CA19-9 levels below 2,500 U/ml. convert from progressive disease to stable disease. Further, approximately 30% of this responder set maintained stable disease for four or more months. Patients continue to tolerate the study drug reasonably well with drug infusion reactions being the most common adverse event which is adequately addressed by slowing the infusion rate and use of routine premedication. Increases in liver function tests are seen early in a minority of patients and appear reversible.

Plan for remainder of 2017 – We plan to conduct a small phase Ib study in the second half of 2017 to evaluate the use of MVT-5873 as a maintenance therapy for pancreatic cancer patients whose chemotherapy treatments no longer provide improvement and are experiencing increasing levels of toxicity. We believe we can demonstrate proof-of-concept for this approach with a small cohort of approximately 10 patients. Results from this study are anticipated around year end 2017.

MVT-2163 – an Imaging Agent for Pancreatic Cancer

In our progress report released in November 2016, we stated that we had established interim safety, and acceptable pharmacokinetics and biodistribution of our immuno-PET imaging agent that we designate as MVT-2163 in our phase I clinical trial. MVT-2163 is comprised of MVT-5873 conjugated to a radio label. We have completed the initial two cohorts of patients as specified in our protocol. In the first cohort, we administered MVT-2163 alone and in the second cohort we administered MVT-2163 following a blocking dose of MVT-5873. We reported that the initial PET images demonstrated target specificity by correlation with lesions identified by conventional computerized tomography (CT) scans. The biodistribution data obtained in the first two cohorts demonstrated improvement in PET images by pre-administration of MVT-5873, as has been observed with other antibody based PET agents. We initiated the MVT-2163 phase I trial in June 2016 to evaluate a next generation diagnostic PET imaging agent in patients with locally advanced or metastatic adenocarcinoma of the pancreas (PDAC) or other CA19-9 positive malignancies. MVT-2163 (89Zr-HuMab-5B1) combines the well-established PET imaging radiolabel Zirconium [89Zr] with the targeting specificity of MVT-5873. We designed the trial to establish safety, pharmacokinetics, biodistribution, optimal time to obtain the PET image, and the amount of MVT-5873 to be used prior to administration of MVT-2163 to obtain optimized PET scan images.

Recent progress – As of April of 2017 we had completed enrollments in the phase 1a portion of our study in all three planned cohorts. We have expanded cohort 3 to evaluate not only an increased blocking dose but the impact of expanding the time interval between the administration of a blocking dose and the MVT-2163 PET agent. We have determined that a 47 mg. blocking dose and a time interval of 2 to 4 hours significantly improves the quality of the PET scan image. We observed that the blocking dose helps to reduce the accumulation of labeled antibody in the liver and spleen while also improving accumulation of the labeled antibody on both tumor and metastatic sites. Images seen from use of MVT-2163 appear to be identifying smaller metastatic sites that are below the limit of detection with CT scans.

Plan for remainder of 2017 – In consultation with our clinical investigators, we plan to expand our phase 1 program for the remainder of 2017 to include additional patients who will consent to have the smaller potential metastatic sites being seen with MVT-2163 images biopsied to provide evidence that MVT-2163 is identifying previously unseen disease. Better understanding of the extent and spread of the cancer will significantly improve the clinical decision regarding eligibility for curative surgery. We expect to have results of biopsies later in 2017.

MVT-1075 – as a Radioimmunotherapy for Pancreatic Cancer

We are developing HuMab-5B1 into a third potential product for use as a radioimmunotherapy that we have designated as MVT-1075. MVT-1075 represents a unique product opportunity for MabVax by conjugating MVT-5873 with a low-energy radiation emitter, 177Lu, which has a relatively short tissue penetration range to minimize potential side effects of the radiation. MVT-5873 provides the opportunity for tumor-specific targeting of a more potent analog of MVT-5873. We submitted our IND in late December 2016, and the IND was authorized to proceed on January 27, 2017. We plan to initiate the phase I trial of MVT-1075 in the first half of 2017.

Listing Reverse Split

On August 2, 2016, the Board approved a 1-for-7.4 reverse stock split, or the “Listing Reverse Split.” The Listing Reverse Split was intended to allow us to meet the minimum share price requirement of The NASDAQ Capital Market, or NASDAQ. On August 11, 2016, we received approval from The NASDAQ Capital Market for the listing of our common stock under the symbol “MBVX”, subject to implementation of the Listing Reverse Split and closing of our August 2016 public offering (the “August 2016 Public Offering,” and the investors in the August 2016 Public Offering, the “August 2016 Investors”). On August 16, 2016, we implemented the Listing Reverse Split, closed on the August 2016 Public Offering and began trading on The NASDAQ Capital Market at the open of business on August 17, 2016. Unless otherwise stated herein, all per share amounts herein give effect to the Listing Reverse Split.

Recent Events

May 2017 Private Placement and Series H Preferred Stock – On May 3, 2017, we entered into separate subscription agreements with accredited investors pursuant to which we sold an aggregate of $850,000, or 850 shares, of Series H Preferred Stock, at a stated value of $1,000 per share. The shares of Series H Preferred Stock are convertible into shares of common stock based on a conversion calculation equal to the stated value of the Series H Preferred Stock, plus all accrued and unpaid dividends (the “Base Amount”), if any, on such Series H Preferred Stock, as of such date of determination, divided by the conversion price. The initial conversion price is $1.75 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.

In the event of a liquidation, dissolution or winding up of the Company, each share of Series H Preferred Stock will be entitled to a per share preferential payment equal to the Base Amount. All shares of our capital stock will be junior in rank to Series H Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company other than Series A through G Preferred Stock. The holders of Series H Preferred Stock will be entitled to receive dividends if and when declared by our board of directors. The Series H Preferred Stock shall participate on an “as converted” basis, with all dividends declared on our common stock.  In addition, if we grant, issue or sell any rights to purchase our securities pro rata to all our record holders of our common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series H Preferred Stock then held.

We are prohibited from effecting a conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series H Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series H Preferred Stock, but not in excess of the beneficial ownership limitations.

The shares were offered and sold solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). On the closing date, we entered into registration rights agreements with each of the investors, pursuant to which we agreed to undertake to file a registration statement to register the resale of the shares within thirty (30) days following the closing date, to cause such registration statement to be declared effective by the Securities and Exchange Commission within sixty (60) days of the closing date and to maintain the effectiveness of the registration statement until all of such shares have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without any restrictions.

Series G Preferred Stock – On May 15, 2017, the Company filed a Certificate of Designations, Preferences and Rights of the 0% Series G Convertible Preferred Stock (the “Certificate of Designations”) with the Delaware Secretary of State, designating 5,000,000 shares of preferred stock as 0% Series G Convertible Preferred Stock (the “Series G Preferred Stock”).

The shares of Series G Preferred Stock are convertible into shares of common stock based on a conversion calculation equal to the stated value of the of such Series G Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series G Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series G Preferred Stock is $1.75 and the initial conversion price is $1.75 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In the event of a liquidation, dissolution or winding up of the Company, each share of Series G Preferred Stock will be entitled to a per share preferential payment equal to the par value. All shares the Company’s capital stock will be junior in rank to Series G Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company, except for the Company’s Series D Preferred Stock, Series E Preferred Stock, and Series H Preferred Stock.

The holders of Series G Preferred Stock will be entitled to receive dividends if and when declared by the Company’s board of directors. The Series G Preferred Stock shall participate on an “as converted” basis, with all dividends declared on the Company’s common stock. In addition, if the Company grants, issues or sells any rights to purchase its securities pro rata to all its record holders of its common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series G Preferred Stock then held.

The Company is prohibited from effecting a conversion of the Series G Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series G Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series G Preferred Stock, but not in excess of the beneficial ownership limitations.

May 2017 Public Offering – On May 19, 2017, we closed a public offering of 1,342,858 shares of common stock and 1,000,000 shares of newly designated 0% Series G Convertible Preferred Stock, or Series G Preferred Stock, at $1.75 per share of common stock and Series G Preferred Stock.  The Series G Preferred Stock is initially convertible into 1,000,000 shares of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events and was purchased by certain existing investors of the Company who, as a result of their purchases of common stock, would hold in excess of 4.99% of our issued and outstanding common stock. We received $4,100,000 in gross proceeds, before underwriting discounts and commissions and offering expenses totaling $667,875.

The May 2017 Public Offering was consummated pursuant to an underwriting agreement (the “Underwriting Agreement”) that we signed on May 15, 2017, with Laidlaw & Company (UK) Ltd. (“Laidlaw”), as underwriter (the “Underwriter”) pursuant to which, among other things, we agreed to issue and sell to the Underwriter, and the Underwriter agreed to purchase from us, in an underwritten public offering, an aggregate of 1,342,858 shares of common stock and 1,000,000 shares of Series G Preferred Stock. We have granted the Underwriters an option for a period of up to 45 days from the date of our prospectus to purchase up to an aggregate of 201,428 additional shares of our common stock at the public offering price of $1.75 per share, less the underwriting discount, solely to cover overallotments.

In connection with the May 2017 Public Offering, we agreed with the lead investor of the August 2016 Public Offering (the “Lead Investor”) pursuant to a Letter Agreement, dated May 18, 2017 (the “May 2017 Letter Agreement”), to issue 2,900,000 shares of common stock (the “Inducement Shares”) to the August 2016 Investors, as incentive shares to those investors to make a minimum required investment in the May 2017 Public Offering of at least 50% of their investment in the $9.4 million August 2016 Public Offering, or the Minimum Required Investment, and who still hold 100% of the shares of common stock previously acquired. Such August 2016 Investors were entitled to receive their pro rata share of 2,900,000 shares, after the Lead Investor in the May 2017 Public Offering received the first 10%. For the August 2016 Investors who purchased Series F Preferred Stock and made the Minimum Required Investment and who still held 100% of the shares of Series F Preferred Stock at the closing of the May 2017 Public Offering, they were allowed, instead of receiving a pro rata share of the 2,610,000 shares remaining after the Lead Investor receives the first 290,000 shares, to elect to receive their Inducement Shares in the form of a new series I convertible preferred stock (the “Series I Preferred Stock”). The par value and stated value of each share of Series I Preferred Stock is $0.01 and convertible into one share of common stock, subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.

Series I Preferred Stock – As approved by our Board of Directors, we filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series I Preferred Stock (the “Series I Certificate of Designations”), on May 26, 2017. Pursuant to the Series I Certificate of Designations, the Company designated 1,968,664 shares of its blank check preferred stock as Series I Preferred Stock with a par value and stated value of $0.01 per share.  In the event of a liquidation, dissolution or winding up of the Company, each share of Series I Preferred Stock will be entitled to a per share preferential payment equal to the stated value. Each share of Series I Preferred Stock is convertible into one share of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series I Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99%, in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series I Preferred Stock (the “Beneficial Ownership Limitation”). Each share of Series I Preferred Stock entitles the holder to vote on all matters voted on by holders of Common Stock. With respect to any such vote, each share of Series I Preferred Stock entitles the holder to cast such number of votes equal to the number of shares of Common Stock such shares of Series I Preferred Stock are convertible into at such time, but not in excess of the Beneficial Ownership Limitation.

Also in connection with the May 2017 Public Offering, for the August 2016 Investors to receive the Inducement Shares, each of them agreed to the cancellation of the warrants issued to them in the August 2016 Public Offering. Investors in the Company’s 2015 private offering that invested at least 25% of their original investment from such private financing in the May 2017 Public Offering and still hold 100% of their common stock or Series E preferred stock from the 2015 private offering also agreed to amend the terms of their outstanding warrants that currently have an exercise price of $11.10 per share, such that the amended warrants shall have an exercise price of $2.00 per share and no cashless exercise feature (as amended, the “Inducement Amended Warrants”). The Company agreed with the Lead Investor in the May 2017 Public Offering to register for resale on a registration statement all the Inducement Shares and shares of common stock underlying the Inducement Amended Warrants, and to issue the Inducement Shares to each investor meeting the investment and ownership terms described above.

Based on the closing of the May 2017 Public Offering, and election of certain prior investors who made the Minimum Required Investment and elected to take Series I Preferred Stock upon its creation, 931,336 Inducement Shares of common stock were issued and 1,968,664 Inducement Shares were issued in the form of Series I Preferred Stock, upon confirmation of meeting the investment and ownership terms described above. None of the outstanding warrants with an exercise price of $11.10 per share were repriced as a result of the May 2017 Public Offering.

Letter Agreement Dated May 15, 2017 – As a condition to the Lead Investor leading an investment in the May 2017 Public Offering, including the requirement that we offer incentive shares to August 2016 Investors who participate in making the Minimum Required Investment in the May 2017 Public Offering, we have agreed to the following:

Board Nomination
The Company shall nominate one candidate to the Board of Directors of the Company acceptable to the holder of a majority of the Series G Preferred Stock by December 31, 2017, and two current Board members will resign.

Executive Hire	The Company shall hire a new C-level executive in a leadership role by July 15, 2017.

Board Compensation
The Company is obligated to issue an aggregate of 1,050,000 options to certain employees and members of the Board, at a price not less than $2.00 per share, and 50,000 options to each other Board member at the current market price in connection with the May 2017 Public Offering. The options shall be issued pursuant to the Company’s option plan and are subject to the requisite approvals and subject to availability under the plan. To the extent we need to increase the number of shares available under such plan, we will need the approval of our board and stockholders.  All board fees will be waived for 2017.

Funds Held in Escrow
$500,000 of the funds from the May 2017 Public Offering are to be held in escrow and released to one or more investor relations services acceptable to the Company following the closing of the May 2017 Public Offering.

Additionally we granted the Lead Investor in the May 2017 Public Offering certain rights to approve future (i) issuances of our securities, (ii) equity or debt financings and (iii) sales of any development product assets currently held by us, subject to certain exceptions, if such securities are sold at price below $2.50 per share and for as long as the Lead Investor in the May 2017 Public Offering holds 50% or more of the shares of Series G Preferred Stock purchased by the Lead Investor in the May 2017 Public Offering (the “May 2017 Consent Right”). All other prior consent rights of the Lead Investor have been superseded by the May 2017 Consent Right.

About this Offering

This prospectus includes the resale of 3,432,288 shares of common stock, consisting of (i) 485,714 shares issuable upon conversion of outstanding shares of Series H Preferred Stock sold in the May 2017 Private Placement, (ii) 1,968,664 shares issuable upon conversion of outstanding shares of Series I Preferred Stock issued as Inducement Shares in May 2017, (iii) 931,336 shares of common stock issued as Inducement Shares in May 2017, and (iv) 46,574 shares of common stock issued to Sichenzia Ross Ference Kesner LLP as compensation for legal services.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

General Risks

We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

Our operations to date have consumed substantial amounts of cash. Negative cash flows from our operations are expected to continue over at least the next several years. Our cash utilization amount is highly dependent on the progress of our product development programs, particularly, the results of our preclinical and clinical studies and those of our partners, the cost, timing and outcomes of regulatory approval for our product candidates, and the rate of recruitment of patients in our human clinical trials. In addition, the further development of our ongoing clinical trials will depend on upcoming analysis and results of those studies and our financial resources at that time.

We will require future additional capital infusions including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, in order to continue the development of our product candidates. However, there can be no assurances that we will complete any financings, strategic alliances or collaborative development agreements, and the terms of such arrangements may not be advantageous to us. Any additional equity financing will be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize. Our failure to raise capital when needed could materially harm our business, financial condition and results of operations.

In connection with our May 2017 Public Offering, we agreed with the Lead Investor of our May 2017 Public Offering and August 2016 Public Offering pursuant to the May 2017 Letter Agreement to issue 2,900,000 shares of common stock to the August 2016 Investors, after the Lead Investor takes the first 10%, as incentive shares to those investors to make a minimum required investment in our May 2017 Public Offering of at least 50% of their investment in the $9.4 million August 2016 Public Offering, or the Minimum Required Investment, and who still hold 100% of the shares of common stock.

Based on the closing of the May 2017 Public Offering, and election of certain prior investors who made the Minimum Required Investment and elected to take Series I Preferred Stock upon its creation, 931,336 Inducement Shares of common stock were issued and 1,968,664 Inducement Shares were issued in the form of Series I Preferred Stock that was created following the closing of the May 2017 Public Offering. All such shares were issued following verification with each of the investors that the terms of the Inducement Shares have been met.

Also upon closing of the May 2017 Public Offering, rights to consent under the August 2016 Letter Agreement and the March 2017 Consent (and any restrictions on the Company contained therein) shall terminate and be of no force and effect; provided however, the Lead Investor shall have the right to approve future (i) issuances of the Company’s securities, (ii) equity or debt financings and (iii) sales of any development product assets currently held by the Company, subject to certain exceptions, if such securities are sold at price below $2.50 per share and for as long as the Lead Investor holds 50% or more of the shares of Series G Preferred Stock purchased by the Lead Investor in the May 2017 Public Offering (the “Consent”). In addition, each of the matters set forth in the May 2017 Letter Agreement, shall be enforceable by the Lead Investor and continue in full force and effect following closing of the May 2017 Public Offering.

Should the Consent be required in connection with future offerings, we may be required again to provide additional consideration, including, but not limited to, consideration in the form of cash and/or additional shares of our capital stock and/or securities convertible into or exercisable for shares of our capital stock, in order to obtain the Consent.  If we are unable to obtain the Consent when necessary for future offerings, we may be unable to raise additional funds. An inability to raise additional funds could have a material adverse effect on our financial condition, results of operations, ability to conduct our business and on the price of our common stock.

Our ongoing capital requirements will depend on numerous factors, including: the progress and results of preclinical testing and clinical trials of our product candidates under development; the costs of complying with the FDA and other domestic and foreign regulatory agency requirements, the progress of our research and development programs and those of our partners; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources that we devote to manufacturing expenditures; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by third-party patent or other technology rights; the cost of commercialization activities and arrangements, if any, that we undertake; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.

The terms of our secured debt facility require us to meet certain operating and financial covenants and place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

Effective in January 2016, we entered into a $10 million loan and security agreement with Oxford Finance LLC, or Oxford Finance, that is secured by a lien covering substantially all of our assets, excluding intellectual property. As of December 31, 2016, we had an outstanding principal balance of $5 million. As of March 31, 2017, we had an outstanding principal balance of $4.9 million excluding unamortized discount of approximately $591,000. The option to draw the second $5 million expired on September 30, 2016. The loan and security agreement contains customary affirmative and negative covenants and events of default. The affirmative covenants include, among others, covenants requiring us to maintain our legal existence and governmental approvals, deliver certain financial reports and maintain insurance coverage. The negative covenants include, among others, restrictions on transferring collateral, changing our business, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments and creating other liens on our assets, in each case subject to customary exceptions. As of June 1, 2017, we were in compliance with all the covenants. If we default under the loan agreement, the lenders may accelerate all of our repayment obligations and take control of our pledged assets, potentially requiring us to renegotiate our agreement on terms less favorable to us or to immediately cease operations. Further, if we are liquidated, the lender’s right to repayment would be senior to the rights of the holders of our common stock and preferred stock to receive any proceeds from the liquidation. The lenders could declare a default upon the occurrence of any event that they interpret as a material adverse change as defined under the loan agreement, thereby requiring us to repay the loan immediately or to attempt to reverse the declaration of default through negotiation or litigation. Any declaration by the lenders of an event of default could significantly harm our business and prospects and could cause the price of our common stock to decline. If we raise any additional debt financing, the terms of such additional debt could further restrict our operating and financial flexibility.

We have a history of losses, and we anticipate that we will continue to incur losses in the future; our auditors have included in their audit report an explanatory paragraph as to substantial doubt as to our ability to continue as a going concern.

We have experienced net losses every year since our inception and, as of December 31, 2016 and March 31, 2017, had an accumulated deficit of $78,262,261 and $83,617,115, respectively. Our auditors have included in their audit report a “going concern” explanatory paragraph as to substantial doubt as to our ability to continue as a going concern that assumes the realization of our assets and the satisfaction of our liabilities and commitments in the normal course of business. We anticipate continuing to incur substantial additional losses over at least the next several years due to, among other factors, expenses related to the following: conducting Phase I clinical trials with the HuMab-5B1 antibody, preclinical testing of follow-on antibody candidates, investor and public relations, SEC compliance efforts, anticipated research and development activities and the general and administrative expenses associated with each of these activities. We have not yet commercialized any product candidates. Our ability to attain profitability will depend upon our ability to develop and commercialize products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable. If we are unable to obtain additional capital we may be forced to license, sell or terminate our activities with respect to promising technologies which may require us to agree to disadvantageous terms that will prevent us from realizing the potential value from the results of our efforts and expenditures.

If we are unable to obtain required regulatory approvals, we will be unable to market and sell our product candidates.

Our product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, oversight of clinical investigators, recordkeeping and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States and in each foreign jurisdiction in which we offer our products before a new drug or other product can be sold in such jurisdictions. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the FDA, or the regulatory authority in such other jurisdictions is unpredictable and often exceeds five years following the commencement of clinical trials, depending upon the complexity of the product candidate and the requirements of the applicable regulatory agency.

In connection with the clinical development of our product candidates, we face risks that:

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the product candidate may not prove to be safe and efficacious;

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patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

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we may fail to maintain adequate records of observations and data from our clinical trials, to establish and maintain sufficient procedures to oversee, collect data from, and manage clinical trials, or to monitor clinical trial sites and investigators to the satisfaction of the FDA or other regulatory agencies;

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the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

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the results from clinical trials may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA or other regulatory agencies for marketing approval.

Only a small percentage of product candidates for which clinical trials are initiated receive approval for commercialization. Furthermore, even if we do receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which we may market a particular product candidate.

Our product candidates have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.

Our product candidates are in the clinical and pre-clinical stages of development. In order to achieve profitable operations, we alone, or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products we are currently developing will require significant additional research, development and preclinical and clinical testing prior to application for commercial use or sale. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to-date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that may cause us to delay, suspend or terminate those clinical trials.

Further, our research or product development efforts may not be successfully completed, any compounds we currently have under development may not be successfully developed into drugs, may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these events occur, our business would be materially and adversely affected.

If clinical trials or regulatory approval processes for our product candidates are prolonged, delayed or suspended, we may be unable to commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

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conditions imposed on us by the FDA or another foreign regulatory authority regarding the scope or design of our clinical trials;

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delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

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insufficient supply of our product candidates or other materials necessary to conduct and complete our clinical trials;

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slow enrollment and retention rate of subjects in our clinical trials;

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serious and unexpected drug-related side effects related to the product candidate being tested; and

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delays in meeting manufacturing and testing standards required for production of clinical trial supplies.

Commercialization of our product candidates may be delayed by the imposition of additional conditions on our clinical trials by the FDA or any other applicable foreign regulatory authority or the requirement of additional supportive studies by the FDA or such foreign regulatory authority. In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the conduct of other clinical trials that compete for the same patients as our clinical trials, and the eligibility criteria for our clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond its expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than we may have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials.

We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates, and our financial resources may be insufficient to fund any incremental costs. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our product candidates could be limited. In cases where an outside party, such as the NCI conducts a clinical trial on our behalf, we may not have direct involvement in discussions with the FDA regarding the factors discussed above.

We are substantially dependent on the success of our product candidates, MVT-5873, MVT-2163 and MVT-1075, and we cannot provide any assurance that any of our product candidates will be commercialized.

To date, our main focus and the investment of a significant portion of our efforts and financial resources has been in the development of our product candidates, MVT-5873, MVT-2163, and MVT-1075, which are in clinical development. Our future success depends heavily on our ability to successfully manufacture, develop, obtain regulatory approval, and commercialize these product candidates, which may never occur.  Before commercializing either product candidate, we will require additional clinical trials and regulatory approvals for which there can be no guarantee that we will be successful. We currently generate no revenues from our product candidates, and we may never be able to develop or commercialize a marketable drug.

Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if we fail to comply with continuing regulations, we could lose these approvals and the sale of any of our approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or discover any previously unknown problems with any approved product, manufacturer, or manufacturing process, we could be subject to administrative or judicially imposed sanctions, including:

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restrictions on the products, manufacturers, or manufacturing processes;

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warning letters;

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civil or criminal penalties;

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fines;

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injunctions;

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product seizures or detentions;

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pressure to initiate voluntary product recalls;

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suspension or withdrawal of regulatory approvals; and

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refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

Our industry is highly competitive, and our product candidates may become obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of potential competitors developing products similar to our sarcoma vaccine, ovarian cancer vaccine and pancreatic cancer antibodies product candidates. Our competitors may succeed in developing products that are more effective and/or cost competitive than those we are developing, or that would render our product candidates less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect our business.

If physicians and patients do not accept our future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

Even if any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to recommend our treatments for a variety of reasons including:

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timing of market introduction of competitive products;

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demonstration of clinical safety and efficacy compared to other products;

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cost-effectiveness;

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limited or no coverage by third-party payers;

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convenience and ease of administration;

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prevalence and severity of adverse side effects;

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restrictions in the label of the drug;

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other potential advantages of alternative treatment methods; and

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ineffective marketing and distribution support of its products.

If any of our product candidates are approved, but fail to achieve market acceptance or such market is smaller than anticipated, we may not be able to generate significant revenue and our business would suffer.

As we evolve from a company that is primarily involved in clinical development to a company that is also involved in commercialization, we may encounter difficulties in expanding our operations successfully.

As we advance our product candidates through clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities and may need to further contract with third parties to provide these capabilities. As our operations expand, we likely will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers and suppliers.

Maintaining third party relationships for these purposes will impose significant added responsibilities on members of our management and other personnel. We must be able to: manage our development efforts effectively; recruit and train sales and marketing personnel; manage our participation in the clinical trials in which our product candidates are involved effectively; and improve our managerial, development, operational and finance systems, all of which may impose a strain on our administrative and operational infrastructure.

If we enter into arrangements with third parties to perform sales, marketing or distribution services, any product revenues that we receive, or the profitability of these product revenues to us, are likely to be lower than if we were to market and sell any products that we develop without the involvement of these third parties. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or in doing so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.

Market acceptance and sales of any one or more of our product candidates will depend on reimbursement policies and may be affected by future healthcare reform measures in the United States and in foreign jurisdictions. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any of our product candidates. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that it develops due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

Moreover, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, is intended to reduce the cost of health care and substantially change the way health care is financed by both government and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we charge for, any products we develop that receive regulatory approval.

Our ability to generate product revenues will be diminished if our therapies sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our therapies, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from private health maintenance organizations and health insurers and other healthcare payers. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers are challenging the prices charged for medical products and services. Cost control initiatives could decrease the price that we would receive for any products in the future, which would limit our revenue and profitability. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs and therapeutics. We might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payers’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Our future products might not ultimately be considered cost-effective. Even if one of our product candidates is approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover such therapies. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for one of our products, once approved, market acceptance of such product could be reduced.

We only have a limited number of employees to manage and operate our business.

As of June 1, 2017, we have a total of 25 full-time employees and two part-time employees. Our focus on limiting cash utilization requires us to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish.

We depend heavily on our executive officers, directors, and principal consultants and the loss of their services would materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. The loss of the services of any of these individuals or institutions would have a material adverse effect on our business.

Our internal computer systems, or those of our third-party service providers, licensees, licensors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption in our business and operations.

Despite the implementation of security measures, our internal computer systems and those of our current and future service providers, licensees, licensors, collaborators and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we are not aware of any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed, on-going or future clinical trials could result in delays in our regulatory approval efforts and significant costs to recover or reproduce the data. Likewise, we rely on third parties to manufacture our drug candidates and conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development and commercialization of our product candidates could be delayed.

Due in part to our limited financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates or those that are in-licensed, and/or we may be unable to pursue the clinical trials that we would like to pursue.

We have limited technical, managerial and financial resources to determine the indications on which we should focus the development efforts related to our product candidates. Due to our limited available financial resources, we may have curtailed clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes.

We may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. Furthermore, we cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish. Our decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities.

If the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may be unable to obtain regulatory approval for or commercialize our product candidates.

We use independent clinical investigators and other third-party service providers to conduct and/or oversee the clinical trials of our product candidates and expect to continue to do so for the foreseeable future. We rely heavily on these parties for successful execution of our clinical trials. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with the FDA’s requirements and our general investigational plan and protocol.

The FDA requires us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.

We have limited manufacturing capacity and have relied on, and expect to continue to rely on, third-party manufacturers to produce our product candidates.

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates, and we lack the resources and the capabilities to do so. As a result, we currently rely, and expect to rely for the foreseeable future, on third-party manufacturers to supply our product candidates. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:

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reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

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limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

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the possible breach of manufacturing agreements by third-parties because of factors beyond our control; and

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the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to us.

If we do not maintain our key manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities, which could delay or impair our ability to obtain regulatory approval for our products and substantially increases our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

The FDA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, EMA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products following approval.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

 We have been issued patents, applied for other patents, and intend on continuing to seek additional patent protection for our families of antibodies from our antibody development program, our vaccines, methods of use and other compounds that we discover.  However, any or all of such compounds, methods or new uses of known compounds may not be subject to effective patent protection. Further, the development of regimens for the administration of our vaccines, which involve specifications for the frequency, timing and amount of dosages, has been, and we believe may continue to be, important to our efforts, although those processes, as such, may not be patentable. In addition, our issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents.

Our commercial success will depend, in part, on our ability to obtain and maintain patent protection, protect our trade secrets and operate without infringing on the proprietary rights of others. Our commercial success will also depend, in part, on our ability to market our product candidates during the term of our patent protection.  For example, certain patents including in foreign countries within our portfolio expired in 2014 and can no longer be relied on for protection in those countries. As of June 1, 2017, we were the exclusive licensee or sole assignee of 14 granted United States patents, 2 pending United States patent applications, 7 international patents and 19 pending international patent applications.  The patent position of pharmaceutical and biotechnology firms like us are generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability.  No absolute policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. Changes in either the patent laws or in interpretations of patent laws in the United States and foreign jurisdictions may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that we currently own or that may be issued from the applications we have filed or may file in the future or that we have licensed or may license from third parties, including MSK for the vaccine antigen patents. Further, if any patents we obtain or license are deemed invalid or unenforceable, it could impact our ability to commercialize or license our technology.  Thus, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability.

One of our issued US patents is directed to a candidate antibody product that will expire in 2034. Other previously filed antibody patent applications will, if issued, have patent expiration dates depending on country and filing date between 2034 and 2035.  It is possible that the term of the antibody patent and certain patents issuing from the antibody patent applications may be extended for a portion of the time the candidate product was under regulatory review. Patents covering components of the sarcoma vaccine will expire in 2022.  Patents covering the polyvalent ovarian vaccine will expire between 2018 and 2025.  We believe that our product candidates are eligible for Orphan Drug designation from FDA depending on the indication for which it is approved by FDA.  Each product that receives an Orphan Drug designation would be eligible for up to 7 additional years of patent protection.

  The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

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others may be able to make compounds that are similar to our vaccines and monoclonal antibody-based candidates and any future product candidates we may seek to develop but that are not covered by the claims of our patents;

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if we encounter delays in our clinical trials, the period of time during which we could market our vaccines and monoclonal antibody-based candidates under patent protection would be reduced;

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we might not have been the first to conceive, make or disclose the inventions covered by our patents or pending patent applications;

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we might not have been the first to file patent applications for these inventions;

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any patents that we obtain may be invalid or unenforceable or otherwise may not provide us with any competitive advantages; or

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the patents of others may have a material adverse effect on our business.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all the product candidates that may be disclosed or methods involving these candidates that may be disclosed in the parent patent application. We plan to pursue divisional patent applications and/or continuation patent applications in the United States and many other countries to obtain claim coverage for inventions that were disclosed but not claimed in the parent patent application, but may not succeed in these efforts.

Composition of matter patents on the active biological component are generally considered to be the strongest form of intellectual property protection for biopharmaceutical products, as such patents generally provide protection without regard to any method of use. We cannot be certain that the claims in our patent applications covering composition-of-matter of our candidates will be considered patentable by the U.S. Patent and Trademark Office, or USPTO, courts in the United States or by the patent offices and courts in foreign countries. Method of use patents protect the use of a product for the method recited in the claims. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for our targeted indications, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to or induce the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute. Interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may fail, resulting in harm to our business, and, even if successful, may result in substantial costs and distract our management and other employees.

There have been numerous changes to the patent laws and proposed changes to the rules of the USPTO, which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, in September 2011, President Obama signed the America Invents Act that codifies several significant changes to the U.S. patent laws, including, among other things, changing from a “first to invent” to a “first inventor to file” system, limiting where a patent holder may file a patent suit, replacing interference or “first to invent” proceedings with derivation proceedings and creating inter partes review and post-grant opposition proceedings to challenge the validity of patents after they have been issued. The effects of these changes are currently unclear as the USPTO only recently has adopted regulations implementing the changes, the courts have yet to address most of these provisions, and the applicability of the act and new regulations on specific patents and patent applications discussed herein have not been determined and would need to be reviewed.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with many procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, licensees, licensors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information such that our competitors may obtain it. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, such as new therapies, including therapies for the indications we are targeting. If others seek to develop similar therapies, their research and development efforts may inhibit our ability to conduct research in certain areas and to expand our intellectual property portfolio, and also have a material adverse effect on our business.

Moreover, because some of the basic research relating to one or more of our patent applications and/or patents were performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, because of the assertion of rights by a third-party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions during our attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending suits brought against us or about patents to which we hold licenses or in suing to protect our own patents against infringement.

We require employees and the institutions that perform our preclinical and clinical trials to enter confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to a party to any such agreement during the relationship with us be kept confidential and not be disclosed to third-parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

With respect to our vaccine programs we have in-licensed rights from third parties. If these license agreements terminate or expire, we may lose the licensed rights to some or all our vaccine product candidates. We may not be able to continue to develop them or, if they are approved, market or commercialize them.

We depend on license agreements with third-parties for certain intellectual property rights relating to our product candidates, including, but not limited to, the license of certain intellectual property rights from MSK. In general, our license agreements require us to make payments and satisfy performance obligations to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose the rights under the patents and other intellectual property rights covered by these agreements. If disputes arise under any of our license agreements, including our license agreement with MSK, we could lose our rights under these agreements. Any such dispute may not be resolvable on favorable terms, or at all. Whether any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to these disputes and our business could be harmed by the emergence of such a dispute.

If we lose our rights under these agreements, we might not be able to develop any related product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing these product candidates. In particular, patents previously licensed to us might, after termination of an agreement, be used to stop us from conducting these activities.

We are dependent on MSK for the establishment of our intellectual property rights related to the vaccine program, and if MSK has not established our intellectual property rights with sufficient scope to protect our vaccine candidates, we may have limited or no ability to assert intellectual property rights to our vaccine candidates.

Under our agreement with MSK, MSK was responsible for establishing the intellectual property rights to the vaccine antigen conjugates, mixtures of vaccine antigen conjugates that make up polyvalent vaccine candidates and methods of use. As we were not responsible for the establishment of our intellectual property rights to these vaccine antigen conjugates, mixtures of vaccine antigen conjugates and methods of use, we have less visibility into the strength of our intellectual property rights to our vaccine candidates than if we had been responsible for the establishment of these rights. If MSK did not establish those rights so they are of sufficient scope to protect the vaccine candidates, then we may not be able to prevent others from using or commercializing some or all of our vaccine candidates, and others may be able to assert intellectual property rights in our vaccine candidates and prevent us from further pursuing the development and commercialization of our vaccine candidates.

We may not obtain exclusive rights to intellectual property created because of our strategic collaborative agreements.

We are party to collaborative research agreements, such as with Rockefeller University and MSK, and expect to enter into agreements with other parties in the future, each of which involve research and development efforts.  Under certain circumstances, we may not have exclusive rights to jointly developed intellectual property and would have to license the collaborative partner’s interest in the jointly developed intellectual property to obtain exclusive rights. We may not be able to license our collaborative partner’s interest or license their interest at reasonable terms.  If we are unable to license their interest we would not have exclusive rights to the jointly developed intellectual property and, in some collaborations, the collaborative partner may be free to license their interest in the jointly developed intellectual property to a competitor.  In other collaborations, if we are unable to license the collaborative partner’s interest we may not have sufficient rights to practice the jointly developed intellectual property.  Such provisions to the jointly developed intellectual property may limit our ability to gain commercial benefit from some of or all the intellectual property we jointly develop with our collaborative partners and may lead to costly or time-consuming disputes with parties with whom we have collaborative relationships over rights to certain innovations or with other third parties that may result from the activities of the collaborative arrangements.

We may incur substantial costs because of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to enforce or protect our rights to, or use, our technology.

If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced. These lawsuits are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents or sustaining their validity and enforceability. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to enforce them. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the grounds that such other party’s activities do not infringe such patents. In addition, the United States Court of Appeals for the Federal Circuit and the Supreme Court of the United States continue to address issues under the United States patent laws, and the decisions of those and other courts could adversely affect our ability to sustain the validity of our issued or licensed patents and obtain new patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners or customers are using inventions covered by the third party’s patent rights and may go to court to stop us or our partners and/or customers from engaging in our operations and activities, including making or selling our vaccine and monoclonal antibody-based candidates and any future product candidates we may seek to develop. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization partners or customers are infringing the third party’s patents and would order us or our partners or customers to stop the activities covered by the patents. In that event, we or our commercialization partners or customers may not have a viable way around the patent and may need to halt commercialization or use of the relevant product. In addition, there is a risk that a court will order us or our partners or customers to pay the other party damages for having violated the other party’s patents or obtain one or more licenses from third parties, which may be impossible or require substantial time and expense. We cannot predict whether any license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In such events, we would be unable to further develop and commercialize one or more of our drug candidates, which could harm our business significantly. In the future, we may agree to indemnify our commercial partners and/or customers against certain intellectual property infringement claims brought by third parties which could increase our financial expense, increase our involvement in litigation and/or otherwise materially adversely affect our business.

Because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation, which could adversely affect our intellectual property rights and our business. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, because searches and examinations of patent applications by the USPTO and other patent offices may not be comprehensive, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our patents or pending applications. Our competitors may have filed, and may in the future file, patent applications and may have obtained patents covering technology similar to ours. Any such patents or patent application may have priority over our patent applications, which could further require us to obtain or license rights to issued patents covering such technologies. If another party has obtained a U.S. patent or filed a U.S. patent application on inventions similar to ours, we may have to participate in a proceeding before the USPTO or in the courts to determine which patent or application has priority. The costs of these proceedings could be substantial, and it is possible that our application or patent could be determined not to have priority, which could adversely affect our intellectual property rights and business.

We have received confidential and proprietary information from collaborators, prospective licensees and other third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have improperly used or disclosed confidential information of these third parties or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If we are not successful, our ability to continue our operations and our business could be materially, adversely affected.

Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations, on our ability to hire or retain employees, or otherwise on our business.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates and any products that we may develop.

The testing and marketing of medical products entail an inherent risk of product liability. Although we are not aware of any historical or anticipated product liability claims or specific causes for concern, if we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates and any products that we may develop. In addition, product liability claims may also result in withdrawal of clinical trial volunteers, injury to our reputation and decreased demand for any products that we may commercialize. We currently carry product liability insurance that covers our clinical trials up to a $5.0 million annual aggregate limit. We will need to increase the amount of coverage if and when we have a product that is commercially available. If we are unable to obtain sufficient product liability insurance at an acceptable cost, potential product liability claims could prevent or inhibit the commercialization of any products that we may develop, alone or with corporate partners.

Our restated certificate of incorporation, our amended and restated by-laws and Delaware law could deter a change of our management which could discourage or delay offers to acquire us; certain restrictions in our agreements with existing stockholders could also discourage or delay offers to acquire us.

Certain provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

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establishing a classified board of directors requiring that members of the board be elected in different years, which lengthens the time needed to elect a new majority of the board;

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authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

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prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates;

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limiting the ability of stockholders to call special meetings of the stockholders;

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prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

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establishing 90 to 120-day advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

In connection with our May 2017 Public Offering, we have agreed with the Lead Investor of our May 2017 Public Offering and August 2016 Public Offering pursuant to the May 2017 Letter Agreement, to issue up to 2,900,000 shares of common stock to the August 2016 Investors, as incentive shares to those investors to make a minimum required investment in our May 2017 Public Offering of at least 50% of their investment in the $9.4 million August 2016 Public Offering, or the Minimum Required Investment, and who still hold 100% of the shares of common stock. Such August 2016 Investors shall be entitled to receive their pro rata share of 2,900,000 shares, after the Lead Investor in our May 2017 Public Offering receives the first 10%.

Based on the closing of the May 2017 Public Offering, and election of certain prior investors who made the Minimum Required Investment and elected to take Series I Preferred Stock following its creation, 931,336 Inducement Shares of common stock were issued and 1,968,664 Inducement Shares were issued in the form of Series I Preferred Stock following verification with each investors that the terms of the Inducement Shares have been met.

Also upon closing of the May 2017 Public Offering, rights to consent under the August 2016 Letter Agreement and the March 2017 Consent (and any restrictions on the Company contained therein) were terminated and of no force and effect, provided however, the Lead Investor shall have the right to approve future (i) issuances of the Company’s securities, (ii) equity or debt financings and (iii) sales of any development product assets currently held by the Company, subject to certain exceptions, if such securities are sold at price below $2.50 per share and for as long as the Lead Investor holds 50% or more of the shares of Series G Preferred Stock purchased by the Lead Investor in the May 2017 Public Offering (the “Consent”). In addition, each of the matters set forth in the May 2017 Letter Agreement, shall be enforceable by the Lead Investor and continue in full force and effect following closing of the May 2017 Public Offering.

Also part of the May 2017 Letter Agreement, we have agreed to the following additional conditions:

Board Nomination
The Company shall nominate one candidate to the Board of Directors of the Company acceptable to the holder of a majority of the Series G Preferred Stock by December 31, 2017, and two current Board members will resign.

Executive Hire	The Company shall hire a new C-level executive in a leadership role by July 15, 2017.

Board Compensation
The Company is obligated to issue an aggregate of 1,050,000 options to certain employees and members of the Board, at a price not less than $2.00 per share, and 50,000 options to each other Board member at the current market price in connection with the May 2017 Public Offering. The options shall be issued pursuant to the Company’s option plan and are subject to the requisite approvals and subject to availability under the plan. To the extent we need to increase the number of shares available under such plan, we will need the approval of our board and stockholders.  All board fees will be waived for 2017.

Funds Held in Escrow
$500,000 of the funds from the May 2017 Public Offering are to be held in escrow and released to one or more investor relations services acceptable to the Company following the closing of the May 2017 Public Offering.

Should the Consent be required in connection with future offerings, we may be required again to provide additional consideration, including, but not limited to, consideration in the form of cash and/or additional shares of our capital stock and/or securities convertible into or exercisable for shares of our capital stock, in order to obtain the Consent.  If we are unable to obtain the Consent when necessary for future offerings, we may be unable to raise additional funds. An inability to raise additional funds could have a material adverse effect on our financial condition, results of operations, ability to conduct our business and on the price of our common stock.

Unless our common stock is listed on The NASDAQ Capital Market or other national securities exchange, it will be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

On August 17, 2016, we began trading on The NASDAQ Capital Market. If we fail to maintain our listing on The NASDAQ Capital Market or other national securities exchange, our common stock will be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on the NASDAQ Capital Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, thus, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Additionally, in order for our Company to continue trading on the NASDAQ Capital Market, we must maintain compliance with all of the criteria under at least one of the three continued listing standards: the Equity Standard, which includes a requirement for $2.5 million in stockholders’ equity; the Market Value of Listed Securities Standard, which includes a requirement for a market value of listed securities of at least $35 million; or the Net Income Standard, which includes a requirement for net income of at least $500,000 from continuing operations in the latest fiscal year or in two of the last three fiscal years. As of March 31, 2017, which is prior to our May 2017 Private Placement of $850,000 in Series H Preferred Stock, and prior to the closing of our May 2017 Public Offering, we met none of the three standards. Following receipt of funds from our May 2017 Private Placement and closing of our May 2017 Public Offering, we believe we meet the Equity Standard for March 31, 2017, on a pro forma basis, and expect to be able to meet the Equity Standard for June 30, 2017. However, for future periods if we do not have a market value of listed securities of at least $35 million, or do not meet the Equity Standard, then we may have to enter into a license agreement on less favorable terms to generate near term revenues, or raise additional capital, which could be dilutive to the Company.

Offers or availability for sale of a substantial number of shares of our common stock upon conversion of preferred stock or exercise of warrants or other convertible securities, for example, in connection with the 3,432,288 shares being registered for sale herein, may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any statutory holding period under Rule 144 or registration for resale, or issued upon the conversion of preferred stock or exercise of warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  As of June 1, 2017, we have 8,755,116 shares of common stock issued and outstanding. Following the effectiveness of the registration statement of which this prospectus forms a part, and the conversion of the Series H Preferred Stock and Series I Preferred Stock into shares of our common stock held by our selling stockholders representing an additional 2,454,378 shares, the number of shares of common stock outstanding including conversions of Series H and Series I Preferred Stock will increase to 11,209,494. In addition to the Series H and Series I Preferred Stock being registered as part of this filing, we have Series D, Series E, and Series F Preferred Stock from prior financings that represent in the aggregate 3,975,424 shares of common stock upon conversion. Including all common stock outstanding and reserved for issuance upon conversion of all series of preferred stock, we would have 15,184,918 shares outstanding if there were no conversion limitations for the preferred stock. Even though the holders of the convertible preferred stock may not convert their preferred stock if they would own more than 9.99% or 4.99%, as applicable, of the then-outstanding common stock, this restriction does not prevent these holders from selling some of their holdings and then converting their preferred stock for additional shares. After the May 2017 Public Offering, and cancellation of 3,288,462 warrants, we had 1,836,929 warrants outstanding with exercise prices ranging from $5.55 to $11.10 per warrant share with an average price of $8.50; and while these warrants are not economically attractive for the holder to exercise at June 1, 2017, if the price of our common stock should rise to higher levels, these warrants could be exercised, further diluting the number of shares of common stock outstanding.

 The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control.

The market price of our common stock has been, and likely will continue to be, highly volatile. Factors, including our financial results or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that any investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market. Sales of shares of common stock registered for resale or eligible for resale pursuant to Rule 144 under the Securities Act as amended, as well as future sales of our common stock by existing stockholders, or the perception that sales may occur at any time, could adversely affect the market price of our common stock.

If we do not progress in our programs as anticipated, our stock price could decrease.

For planning purposes, we estimate the timing of a variety of clinical, regulatory and other milestones, such as when a certain product candidate will enter clinical development, when a clinical trial will be completed or when an application for regulatory approval will be filed. Our estimates are based on present facts and a variety of assumptions. Many of the underlying assumptions are outside of our control. If milestones are not achieved when we estimated that they would be, investors could be disappointed, and our stock price may decrease.

Our stock price may be volatile; you may not be able to resell your shares at or above your purchase price.

Our stock prices and the market prices for securities of biotechnology companies in general have been highly volatile, with recent significant price and volume fluctuations, and may continue to be highly volatile in the future. For example, during the year ended December 31, 2016, our common stock traded between $3.03 per share and $6.51 per share. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock, some of which are beyond our control:

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developments regarding, or the results of, our clinical trials;

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announcements of technological innovations or new commercial products by our competitors or us;

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our issuance of equity or debt securities, or disclosure or announcements relating thereto;

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developments concerning proprietary rights, including patents;

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developments concerning our collaborations;

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publicity regarding actual or potential medical results relating to products under development by our competitors or us;

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regulatory developments in the United States and foreign countries;

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litigation;

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economic and other external factors or other disaster or crisis; or

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period-to-period fluctuations in our financial results.

We have been, and in the future may be, subject to securities class action lawsuits and stockholder derivative actions. These, and potential similar or related litigation, could result in substantial damages and may divert management’s time and attention from our business.

We have been, and may in the future be, the target of securities class actions or stockholder derivative claims. Any such actions or claims could result in substantial damages and may divert management’s time and attention from our business.

The rights of our common stockholders are limited by and subordinate to the rights of the holders of Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, and Series I Preferred Stock; these rights may have a negative effect on the value of shares of our common stock.

The holders of our Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, and Series I Preferred Stock have rights and preferences generally superior to those of the holders of common stock. The existence of these superior rights and preferences may have a negative effect on the value of shares of our common stock. These rights are more fully set forth in the Series D certificate of designations, Series E Preferred Stock certificate of designations, Series F Preferred Stock certificate of designations, Series G Preferred Stock certificate of designations, Series H Preferred Stock certificate of designations, and Series I Preferred Stock certificate of designations, respectively, and include, but are not limited to the right to receive a liquidation preference, prior to any distribution of our assets to the holders of our common stock, in an amount equal to $0.01 per share or $1,325 for the Series D Preferred Stock, $0.01 per share or $333 for the Series E Preferred Stock, $0.01 per share or $6,653 for the Series F Preferred Stock, $0.01 per share or $10,000 for the Series G Preferred Stock, and $0.01 per share or $8.50 for the Series H Preferred Stock, and $0.01 per share or $19,687 for the Series I Preferred Stock.

 A limited public trading market may cause volatility in the price of our common stock.

On August 17, 2016, we began trading on The NASDAQ Capital Market. If we fail to maintain the listing of our common stock on The NASDAQ Capital Market, our common stock will be quoted on the OTCQB marketplace.  The quotation of our common stock on the OTCQB marketplace does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings. If our common stock does not trade on a national securities exchange in the future, our common stock will be subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

You may experience future dilution in the event of future equity offerings.

We may in the future offer shares of our common stock or other securities convertible into or exchangeable for our common stock.  Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and substantial dilution will occur.  In addition, investors purchasing shares or other securities in the future could have rights superior to our current stockholders. Further, in the event we must again obtain the Consent, you may experience additional dilution if we are required to issue additional shares of our capital stock and/or securities convertible into or exercisable for shares of our capital stock.

If we are not able to comply with the applicable continued listing requirements or standards of NASDAQ, NASDAQ could delist our common stock.

On August 17, 2016, we began trading on The NASDAQ Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our common stock is delisted from the NASDAQ Capital Market and is not eligible to be listed on another national securities exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTCQB. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

 Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

The Company may utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  The Company may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company. The Company does not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.   In addition, investors in the Company may, from time to time, also take steps to encourage investor awareness through similar activities that may be undertaken at the expense of the investors.  Investor awareness activities may also be suspended or discontinued which may impact the trading market our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  We and our stockholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of our common stock publicly available for resale. The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.” Examples of our forward-looking statements include:

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Our need for additional capital to fund our operations;

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Our history of losses and our expectation of future losses;

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The clinical development of our product candidates and our expectations for the completion of associated clinical trials;

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Our expectations regarding the safety and efficacy of our product candidates;

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The expected costs of our clinical trials;

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Our expectations regarding the use of our existing cash and the expected net proceeds of this offering;

●
Our expectations regarding our ability to obtain regulatory approval for any of our product candidates and any requirements that may be imposed in connection with any regulatory approval we receive;

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Our plans to commercialize any product candidate that receives regulatory approval;

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Expectations regarding the willingness of doctors to use any approved product and the availability and amount of any third party reimbursement for such use;

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Our expectations regarding the cost and effect of ongoing regulatory oversight for any approved product;

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The effect of the loss of any of our executive officers, directors and principal consultants on our business;

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Our expectations regarding the ability of our clinical research organizations to properly oversee our clinical trials;

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Our expectations regarding the ability of our contract manufacturers to manufacture sufficient amounts of product candidates to satisfy our needs in accordance with cGMP, including the availability of raw materials and intermediates used to manufacture our product candidates;

●
Our ability to obtain and enforce patents and other proprietary rights to our technology; and

●
The performance by third party collaborators of their obligations under their agreements with us

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 6 of this prospectus.  We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of common stock by the selling stockholders, although we may receive proceeds from the exercise of warrants for cash. We intend to use such proceeds, if any, for general corporate purposes.

SELLING STOCKHOLDERS

We are registering an aggregate of 3,432,288 Resale Shares for resale by the Selling Stockholders listed in the table below. All expenses incurred with respect to the registration of the common stock will be paid by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholders in connection with the sale of such shares.

The Selling Stockholders may also resell all or a portion of their securities in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule or by any other available means.

The Selling Stockholders named below may from time to time offer and sell pursuant to this prospectus up to 3,432,288 Resale Shares. The shares of our common stock included in the Resale Shares were issued to the Selling Stockholders in the transaction described in the footnotes to the following table.

The following table sets forth:

●
the name of the Selling Stockholders;

●
the number and percent of shares of our common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus;

●
the number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders under this prospectus; and

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the number and percent of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the Resale Shares (assuming all of the offered Resale Shares are sold by the Selling Stockholders).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each Selling Stockholder may offer under this prospectus. We do not know how long the Selling Stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the Selling Stockholders regarding the sale of any of the Resale Shares.

This table is prepared solely based on information supplied to us by the Selling Stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC. The applicable percentages of beneficial ownership are based on an aggregate of 8,755,116 shares of our common stock issued and outstanding on June 1, 2017.

Except as noted in the footnotes to the table below, to our knowledge, none of the Selling Stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. None of the Selling Stockholders is a broker-dealer or affiliate of a broker-dealer. See “Plan of Distribution” for additional information about the Selling Stockholders and the manner in which the Selling Stockholders may dispose of their shares. Beneficial ownership has been determined in accordance with the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shares voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Our registration of these securities does not necessarily mean that the Selling Stockholders will sell any or all of the securities covered by this prospectus.

Name of Stockholder	Shares Beneficially Owned Prior to Offering Number		Number of Shares Offered		Number of Shares Beneficially Owned After Offering (1)		Percent Beneficially Owned After Offering
ATG Capital, LLC(2)	65,315		25,826		39,489		*
Roger Stetson	23,284		16,141		7,143		*
Charles Langston III	408,217		161,410		246,807		2.82%
Robert M. Cornfeld	408,217		161,410		246,807		2.82%
Jonathan Honig	240,849		95,232		145,617		1.66%
Bob Prag	126,205		49,230		76,975		*
David Moss	44,561		16,948		27,613		*
Paradox Capital Partners, LLC(3)	97,784		48,423		49,361		*
Melechdavid, Inc.(4)	204,110		80,705		123,405		1.41%
Melechdavid, Inc. Retirement Plan(4)	53,068		20,983		32,085		*
Robert S. Colman Trust UDT 3/13/85(5)	81,643		32,282		49,361		*
Don Dizon	81,643		32,282		49,361		*
Sargeant Capital Ventures, LLC (6)	84,877		32,282		52,595		*
Edward Easton	84,877		32,282		52,595		*
J. David Hansen	679,568	(7)	4,842		674,726	(7)	7.21%
Gregory P. Hanson	83,498	(8)	4,842		78,656	(8)	*
Paul Maffuid	61,396	(9)	3,228		58,168	(9)	*
Jay Novak	6,085		3,228		2,857		*
Todd Herndon	206,902		109,759		97,143		1.11%
HS Contrarian Investments, LLC(10)	459,826	(11)	532,820	(12)	487,810	(13)	4.99%
Grander Holdings, Inc. 401K (14)	447,712	(15)	402,820	(16)	447,712	(17)	4.99%
Grander Holdings, Inc. (14)	200,000	(18)	200,000	(18)	0		*
Frost Gamma Investments Trust (19)	459,826	(20)	322,820	(21)	476,780	(22)	4.99%
OPKO Health, Inc. (23)	459,826	(24)	322,820	(25)	476,780	(26)	4.99%
GRQ Consultants, Inc. Roth 401K FBO Barry Honig (27)	457,556	(28)	447,124	(29)	308,344	(30)	3.43%
GRQ Consultants, Inc. Roth 401K FBO Renee Honig (31)	460,795	(32)	225,974	(33)	345,530	(34)	3.80%
Sichenzia Ross Ference Kesner LLP(35)	46,574		46,574		0		*

*Less than 1%

(1)
Represents the amount of shares that will be held by the Selling Stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the Selling Stockholders are acquired or are sold prior to completion of this offering by the Selling Stockholders.

(2)
John O’Rourke is the Managing Member of ATG Capital, LLC. In such capacity he has voting and dispositive control over the securities held by such entity.
(3)
Harvey Kesner is the Managing Member of Paradox Capital Partners, LLC.  In such capacity he has voting and dispositive control over the securities held by such entity.
(4)
Mark Groussman is the President of Melechdavid, Inc. and the Trustee of the Melechdavid Inc., Retirement Plan. In such capacities, he has voting and dispositive control over the securities held by such entities.
(5)
Robert Coleman is the Trustee of the Robert S. Colman Trust UDT 3/13/85. In such capacity he has voting and dispositive control over the securities held by such entity.
(6)
RVC Family Advisors, LLC (Suzanne Aiello) is the Managing Member of Sargeant Capital Ventures, LLC. In such capacity, it has voting and dispositive control over the securities held by such entity.
(7)
Includes 608,967 shares subject to options exercisable within 60 days of June 1, 2017.
(8)
Includes 45,054 shares subject to options exercisable within 60 days of June 1, 2017.
(9)
Includes 34,007 shares subject to options exercisable within 60 days of June 1, 2017.
(10)
John Stetson is the Managing Member of HS Contrarian Investments, LLC. In such capacity he has voting and dispositive control over the securities held by such entity.
(11)
Includes (i) 285,714 shares of common stock underlying Series G Preferred Stock and (ii) 174,112 shares of common stock underlying Series I Preferred Stock. Excludes (i) 306,149 shares of common stock underlying Series D Preferred Stock, (ii) 207,900 shares of common stock underlying Series F Preferred Stock and (iii) 358,708 shares of common stock underlying Series I Preferred Stock. The Series D Preferred Stock, Series F Preferred Stock, and Series I Preferred Stock contain a 4.99% beneficial ownership limitation.
(12)
Represents shares of common stock underlying Series I Preferred Stock.
(13)
Includes (i) 285,714 shares of common stock underlying Series G Preferred Stock and (ii) 202,096 shares of Series F Preferred Stock. Excludes (i) 306,149 shares of common stock underlying Series D Preferred Stock and (ii) 5,804 shares of common stock underlying Series F Preferred Stock. The Series D Preferred Stock and Series F Preferred Stock contain a 4.99% beneficial ownership limitation.
(14)
Michael Brauser is President of Grander Holdings, Inc. and Trustee of Grander Holdings, Inc. 401K. In such capacities he is deemed to hold voting and dispositive power over the securities held by such entities.
(15)
Includes 199,130 shares of common stock underlying Series F Preferred Stock. Excludes (i) 513,513 shares of common stock underlying Series D Preferred Stock, (ii) 8,770 shares of common stock underlying Series F Preferred Stock, (iii) 285,714 shares of common stock underlying Series G Preferred Stock and (iv) 402,820 shares of common stock underlying Series I Preferred Stock. The Series D Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series I Preferred Stock contain a 4.99% beneficial ownership limitation.
(16)
Represents shares of common stock underlying Series I Preferred Stock.
(17)
Includes 199,130 shares of common stock underlying Series F Preferred Stock. Excludes (i) 513,513 shares of common stock underlying Series D Preferred Stock, (ii) 8,770 shares of common stock underlying Series F Preferred Stock and (iii) 285,714 shares of common stock underlying Series G Preferred Stock. The Series D Preferred Stock, Series F Preferred Stock, and Series G Preferred Stock contain a 4.99% beneficial ownership limitation.
(18)
Represents shares of common stock underlying Series H Preferred Stock.
(19)
Dr. Phillip Frost is the trustee of Frost Gamma Investments Trust. In such capacity he has voting and dispositive control over the securities held by such entity.
(20)
Includes 37,492 shares of common stock underlying Series G Preferred Stock. Excludes (i) 596,000 shares of common stock underlying Series D Preferred Stock, (ii) 248,222 shares of common stock underlying Series G Preferred Stock and (iii) 322,820 shares of common stock underlying Series I Preferred Stock. The Series D Preferred Stock, Series G Preferred Stock and Series I Preferred Stock contain a 4.99% beneficial ownership limitation.
(21)
Represents shares of common stock underlying Series I Preferred Stock.

(22)
Includes 54,446 shares of common stock underlying Series G Preferred Stock. Excludes (i) 596,000 shares of common stock underlying Series D Preferred Stock and (ii) 231,268 shares of common stock underlying Series G Preferred Stock. The Series D Preferred Stock and Series G Preferred Stock contain a 4.99% beneficial ownership limitation.
(23)
An investment committee has voting and dispositive control over the securities held by OPKO Health, Inc.
(24)
Includes 251,926 shares of common stock underlying Series G Preferred Stock. Excludes (i) 519,751 shares of common stock underlying Series E Preferred Stock, (ii) 33,789 shares of Series G Preferred Stock and (iii) 322,820 shares of common stock underlying Series I Preferred Stock. The Series E Preferred Stock, Series G Preferred Stock and Series I Preferred Stock contain a 4.99% beneficial ownership limitation.
(25)
Represents shares of common stock underlying Series I Preferred Stock.
(26)
Includes 268,880 shares of common stock underlying Series G Preferred Stock. Excludes (i) 519,751 shares of common stock underlying Series E Preferred Stock and (ii) 16,835 shares of Series G Preferred Stock. The Series E Preferred Stock and Series G Preferred Stock contain a 4.99% beneficial ownership limitation.
(27)
Barry Honig is trustee of GRQ Consultants, Inc. Roth 401K FBO Barry Honig. In such capacity he has voting and dispositive control over the securities held by such entity.
(28)
Includes (i) 142,857 shares of common stock underlying Series G Preferred Stock, (ii) 103,950 shares of common stock underlying Series F Preferred Stock and (iii) 149,212 shares of common stock underlying Series H Preferred Stock. Excludes (i) 136,502 shares of common stock underlying Series H Preferred Stock and (ii) 161,410 shares of common stock underlying Series I Preferred Stock. The Series H Preferred Stock and Series I Preferred Stock contain a 4.99% beneficial ownership limitation.
(29)
Represents shares of common stock underlying (i) 285,714 shares of common stock underlying Series H Preferred Stock and (ii) 161,410 shares of common stock underlying Series I Preferred Stock.
(30)
Includes (i) 142,857 shares of common stock underlying Series G Preferred Stock and (ii) 103,950 shares of common stock underlying Series F Preferred Stock.
(31)
Renee Honig is trustee of GRQ Consultants, Inc. Roth 401K FBO Renee Honig. In such capacity she has voting and dispositive control over the securities held by such entity.
(32)
Includes (i) 200,000 shares of common stock underlying Series G Preferred Stock, (ii) 145,530 shares of common stock underlying Series F Preferred Stock and (iii) 115,265 shares of common stock underlying Series I Preferred Stock. Excludes (i) 110,709 shares of common stock underlying Series I Preferred Stock. The Series I Preferred Stock contains a 4.99% beneficial ownership limitation.
(33)
Represents shares of common stock underlying Series I Preferred Stock.
(34)
Includes (i) 200,000 shares of common stock underlying Series G Preferred Stock and (ii) 145,530 shares of common stock underlying Series F Preferred Stock.
(35)
Harvey Kesner is a Partner of Sichenzia Ross Ference Kesner LLP. In such capacity he has voting and dispositive control over the securities held by such entity.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 150 million shares of common stock, $0.01 par value, and 15 million shares of preferred stock, $0.01 par value. As of June 1, 2017, there were (i) 8,755,116 shares of common stock outstanding, (ii) 132,489 shares of Series D Preferred Stock outstanding that are convertible into 1,790,392 shares of common stock, (iii) 33,333 shares of Series E Preferred Stock outstanding that are convertible into 519,751 shares of common stock, (iv) 665,281 shares of Series F Preferred Stock outstanding that are convertible into 665,281 shares of common stock, (v) 1,000,000 shares of Series G Preferred Stock outstanding that are convertible into 1,000,000 shares of common stock, (vi) 850 shares of Series H Preferred Stock outstanding that are convertible into 485,714 shares of common stock, and (vii) 1,968,664 shares of Series I Preferred Stock outstanding that are convertible into 1,968,664 shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock and preferred stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. Our common stock has no redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 15 million shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

0% Series I Convertible Preferred Stock

On May 26, 2017, we filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series I Preferred Stock (the “Series I Certificate of Designations”). Pursuant to the Series I Certificate of Designations, the Company designated 1,968,664 shares of its blank check preferred stock as Series I Preferred Stock. Each share of Series I Preferred Stock has a stated value of $0.01 per share. In the event of a liquidation, dissolution or winding up of the Company, each share of Series I Preferred Stock will be entitled to a per share preferential payment equal to the stated value. Each share of Series I Preferred Stock is convertible into one share of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series I Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99%, in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series I Preferred Stock (the “Beneficial Ownership Limitation”). Each share of Series I Preferred Stock entitles the holder to vote on all matters voted on by holders of Common Stock. With respect to any such vote, each share of Series I Preferred Stock entitles the holder to cast such number of votes equal to the number of shares of Common Stock such shares of Series I Preferred Stock are convertible into at such time, but not in excess of the Beneficial Ownership Limitation.

As of June 1, 2017, there were 1,968,664 shares of Series I Preferred Stock outstanding convertible into 1,968,664 shares of common stock.

0% Series H Convertible Preferred Stock

Pursuant to a Series H Preferred Stock Certificate of Designations, on May 3, 2017, we designated 2,000 shares of our blank check preferred stock as Series H Preferred Stock. The shares of Series H Preferred Stock are convertible into shares of common stock based on a conversion calculation equal to the stated value of the Series H Preferred Stock, plus all accrued and unpaid dividends (the “Base Amount”), if any, on such Series H Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series H Preferred Stock is $1,000 and the initial conversion price is $1.75 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.

In the event of a liquidation, dissolution or winding up of the Company, each share of Series H Preferred Stock will be entitled to a per share preferential payment equal to the Base Amount. All shares of our capital stock will be junior in rank to Series H Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company other than Series A through G Preferred Stock. The holders of Series H Preferred Stock will be entitled to receive dividends if and when declared by our board of directors. The Series H Preferred Stock shall participate on an “as converted” basis, with all dividends declared on our common stock.  In addition, if we grant, issue or sell any rights to purchase our securities pro rata to all our record holders of our common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series H Preferred Stock then held.

We are prohibited from effecting a conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series H Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series H Preferred Stock, but not in excess of the beneficial ownership limitations.

As of June 1, 2017, there were 850 shares of Series H Preferred Stock outstanding convertible into 485,714 shares of common stock.

0% Series G Convertible Preferred Stock

Pursuant to a Series G Preferred Stock Certificate of Designations, on May 15, 2017 we designated 5,000,000 shares of our blank check preferred stock as Series G Preferred Stock. The shares of Series G Preferred Stock are convertible into shares of common stock based on a conversion calculation equal to the stated value of the of such Series G Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series G Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series G Preferred Stock is $1.75 and the initial conversion price is $1.75 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.  The holder of a majority of the Series G Preferred Stock shall have the right to nominate a candidate for the Board, such right to expire on December 31, 2017.

In the event of a liquidation, dissolution or winding up of the Company, each share of Series G Preferred Stock will be entitled to a per share preferential payment equal to the par value. All shares of our capital stock will be junior in rank to Series G Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company, except for the Company’s Series D Convertible Preferred Stock, Series E Convertible Preferred Stock and Series F Convertible Preferred Stock. The holders of Series G Preferred Stock will be entitled to receive dividends if and when declared by our board of directors. The Series G Preferred Stock shall participate on an “as converted” basis, with all dividends declared on our common stock.  In addition, if we grant, issue or sell any rights to purchase our securities pro rata to all our record holders of our common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series G Preferred Stock then held.

We are prohibited from effecting a conversion of the Series G Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series G Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series G Preferred Stock, but not in excess of the beneficial ownership limitations.

As of June 1, 2017, there were 1,000,000 shares of Series G Preferred Stock outstanding convertible into 1,000,000 shares of common stock.

0% Series F Convertible Preferred Stock

Pursuant to a Series F Preferred Stock Certificate of Designations, on August 16, 2016, we designated 1,559,252 shares of our blank check preferred stock as Series F Preferred Stock. The shares of Series F Preferred Stock are convertible into shares of common stock based on a conversion calculation equal to the stated value of the of such Series F Preferred Stock, plus all accrued and unpaid dividends, if any, on such Series F Preferred Stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series F Preferred Stock is $4.81 and the initial conversion price is $4.81 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events.

In the event of a liquidation, dissolution or winding up of the Company, each share of Series F Preferred Stock will be entitled to a per share preferential payment equal to the par value. All shares our capital stock will be junior in rank to Series F Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding-up of the Company, except for the Company’s Series D Preferred Stock and Series E Preferred Stock. The holders of Series F Preferred Stock will be entitled to receive dividends if and when declared by our board of directors. The Series F Preferred Stock shall participate on an “as converted” basis, with all dividends declared on our common stock.  In addition, if we grant, issue or sell any rights to purchase our securities pro rata to all our record holders of our common stock, each holder will be entitled to acquire such securities applicable to the granted purchase rights as if the holder had held the number of shares of common stock acquirable upon complete conversion of all Series F Preferred Stock then held.

We are prohibited from effecting a conversion of the Series F Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series F Preferred Stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series F Preferred Stock, but not in excess of the beneficial ownership limitations.

As of June 1, 2017, there were 665,281 shares of Series F Preferred Stock outstanding convertible into 665,281 shares of common stock.

0% Series E Convertible Preferred Stock

On March 30, 2015, we filed a Certificate of Designations, Preferences and Rights of the 0% Series E Convertible Preferred Stock with the Delaware Secretary of State, designating one hundred thousand shares of preferred stock as 0% Series E Convertible Preferred Stock.

The Series E Preferred Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of the of such Series E Preferred Share, plus all accrued and unpaid dividends, if any, on such Series E Preferred Share, as of such date of determination, divided by the conversion price. The stated value of each Series E Preferred Share is $75 and the initial conversion price is $5.55 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, during the period proscribed by the Certificate of Designations, subject to certain exceptions, in the event the Company issues or sells, or is deemed to issue or sell, shares of common stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price. On August 16, 2016, we revised the conversion price to $4.81 per share as a result of entering into an underwriting agreement at $4.81 per share on the date. As a result of listing on the Nasdaq stock market on August 17, 2016, the provision for price adjustment is no longer in effect. We are prohibited from effecting a conversion of the Series E Preferred Shares to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series E Preferred Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series E Preferred Shares, but not in excess of the beneficial ownership limitations. The Series E Preferred Shares bear no interest.

As of April 10, 2015, we entered into separate subscription agreements with accredited investors relating to the issuance and sale of $11,714,498 of units at a purchase price of $5.55  per unit, with each unit consisting of one share of  common stock (or, at the election of any investor who, as a result of receiving common stock would hold in excess of 4.99% of our issued and outstanding common stock, shares of our newly designated Series E Preferred Shares) and a thirty month warrant to purchase one half of one share of common stock at an initial exercise price of $11.10 per share. In connection with the above described offering we issued $2,500,000 of units consisting of Preferred Shares on April 10, 2015.

We have also granted each investor, prior to the expiration of 24 months following the final closing date of the offering, a right of participation in our financings. In the event we conduct certain private or public offerings of our securities, each investor has agreed, if requested by the underwriter or placement agent so engaged by us in connection with such offering, to refrain from selling any of our securities for a period of up to 60 days.

 On April 14, 2015, as a condition to participation by OPKO and Frost Gamma Investments Trust, or FGIT, in the offering, we entered into an Escrow Deposit Agreement with Signature Bank N.A. and OPKO pursuant to which the subscriptions of OPKO and FGIT, totaling, $3.5 million, were deposited into and held at Signature Bank as escrowed funds for a period of 10 weeks, to be released subject to the approval of OPKO.  On June 22, 2015, the term of the escrow was extended to 16 weeks.  As further consideration for the amendment, on June 30, 2015, we entered into a letter agreement with OPKO pursuant to which we granted OPKO the right, but not the obligation, until June 30, 2016, to nominate and appoint up to two additional members to our Board of Directors, or to approve the person(s) nominated by us pursuant to the agreement in consideration for the release of the escrowed funds. The nominees will be subject to the satisfaction of standard corporate governance practices and any applicable national securities exchange requirements.  Upon signing the agreement, the escrowed funds were released to us.

As of June 1, 2017, 33,333 shares of our Series E Preferred Stock are outstanding and convertible into 519,751 shares of our common stock.

0% Series D Convertible Preferred Stock

Pursuant to the Series D Certificate of Designations, we designated 1,000,000 shares of our blank check preferred stock as Series D preferred stock. Each share of Series D preferred stock has a stated value of $0.01 per share. In the event of a liquidation, dissolution or winding up of our company, each share of Series D preferred stock will be entitled to a per share preferential payment equal to the stated value. Each share of Series D preferred stock is convertible into 14 shares of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. We are prohibited from effecting the conversion of the Series D preferred stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (provided that certain investors elected to block their beneficial ownership initially at 2.49%, in the aggregate, of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series D preferred stock. Each share of Series D preferred stock entitles the holder to vote on all matters voted on by holders of common stock. With respect to any such vote, each share of Series D preferred stock entitles the holder to cast such number of votes equal to the number of shares of common stock such shares of Series D preferred stock are convertible into at such time, but not in excess of the beneficial ownership limitation.

On March 25, 2015, we entered into separate exchange agreements with certain holders of our then outstanding Series A-1 Preferred Stock and A-1 Warrants and holders of our Series B Preferred Stock and Series B Warrants, all previously issued by us. Pursuant to the exchange agreements, the holders exchanged such securities and relinquished any and all other rights they may in connection therewith, their respective governing agreements and certificates of designation, including any related registration rights, in exchange for an aggregate of 342,906 shares of our common stock, and an aggregate of 238,156 shares of our newly designated Series D Preferred Stock.

As of June 1, 2017, 132,489 shares of our Series D Preferred Stock are outstanding and convertible into 1,790,392 shares of our common stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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settlement of short sales;

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in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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a combination of any such methods of sale; or

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any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities being offered by this prospectus been passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.

EXPERTS

The consolidated financial statements of MabVax Therapeutics Holdings, Inc. as of December 31, 2016 and 2015, and for the years then ended incorporated in this registration statement by reference have been so incorporated by reference in reliance on the report of CohnReznick LLP, an independent registered public accounting firm, which included an explanatory paragraph about MabVax Therapeutics Holdings, Inc.’s ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Sichenzia Ross Ference Kesner LLP holds 46,574 shares of common stock of the Company, of which 46,574 are being registered for resale in this prospectus. Members of the firm beneficially own an additional 97,784 shares of common stock of the Company of which 48,423 are being registered for resale in this prospectus.

 WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

We are incorporating by reference into this prospectus certain information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than, in each case, documents or information deemed to be furnished and not filed in accordance with SEC Rules):

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed March 1, 2017

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our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed May 22, 2017;

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our Current Reports on Form 8-K, filed on May 3, 2017, May 10, 2017, May 16, 2017, May 22, 2017 and May 26, 2017; and

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the description of our common stock contained in our Form 8-A filed on August 16, 2016.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference all documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (except, in any such case, the portions furnished and not filed in accordance with SEC Rules), as well as any proxy statements.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost by contacting:

MabVax Therapeutics Holdings, Inc.
11535 Sorrento Valley Road, Suite 400
San Diego, CA 92121
(858) 259-9405

3,432,288 Shares of Common Stock

PROSPECTUS

June 2, 2017

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholders. The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$676.27
Legal expenses	-
Accounting expenses	-
Miscellaneous	-
Total	$676.27

* Estimate

Item 15. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides that we must indemnify our directors to the fullest extent under applicable law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to MabVax Holdings and its stockholders. However, our directors may be personally liable for liability:

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for any breach of duty of loyalty to us or to our stockholders;

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for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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for unlawful payment of dividends or unlawful stock repurchases or redemptions; or

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for any transaction from which the director derived an improper personal benefit.

 In addition, our amended and restated bylaws provide that:

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we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, subject to limited exceptions;

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we may indemnify our other officers, employees and other agents as set forth in Delaware law or any other applicable law;

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we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

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the rights conferred in the amended and restated bylaws are not exclusive.

Item 16. Exhibits.

A list of exhibits filed with this registration statement is set forth in the Exhibit Index, and such exhibits are incorporated into this Item 16 by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 (§239.13 of this chapter) or Form F–3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, on June 2, 2017.

MABVAX THERAPEUTICS HOLDINGS, INC.

By:	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer (Principal executive officer)
By:	/s/ Gregory P. Hanson
Gregory P. Hanson
Chief Financial Officer (Principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of MabVax Therapeutics Holdings, Inc. hereby severally constitute and appoint J. David Hansen and Gregory P. Hanson, our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. David Hansen	Chairman of the Board, President and	June 2, 2017
J. David Hansen	Chief Executive Officer (Principal executive officer)

/s/ Gregory P. Hanson	Chief Financial Officer	June 2, 2017
Gregory P. Hanson	(Principal financial and accounting officer)

/s/ Kenneth M. Cohen	Director	June 2, 2017
Kenneth M. Cohen

/s/ Robert E. Hoffman	Director	June 2, 2017
Robert E. Hoffman

/s/ Philip O. Livingston	Director	June 2, 2017
Philip O. Livingston, M.D.

/s/ Paul V. Maier	Director	June 2, 2017
Paul V. Maier

/s/ Jeffrey V. Ravetch	Director	June 2, 2017
Jeffrey V. Ravetch, M.D., Ph.D.

/s/ Thomas C. Varvaro	Director	June 2, 2017
Thomas Varvaro

/s/ Jeffrey F. Eisenberg	Director	June 2, 2017
Jeffrey Eisenberg

EXHIBIT INDEX

Exhibit No.		Description	Form	Filing Date/Period End	Exhibit Number

2.1		Agreement and Plan of Merger and Reorganization, dated May 12, 2014, between the Company, Tacoma Acquisition Corp., Inc. and MabVax Therapeutics, Inc.	8-K	5/12/2014	2.1

2.2		Amendment No.1, dated as of June 30, 2014, by and between the Company and MabVax Therapeutics, Inc.	8-K	7/1/2014	2.1

2.3		Amendment No.2 to the Agreement and Plan of Merger, dated July 7, 2014, by and among the Company, Tacoma Acquisition Corp. and MabVax Therapeutics, Inc.	8-K	7/9/2014	2.1

3.1		Amended and Restated Certificate of Incorporation	8-K	9/9/2014	3.1

3.2		Amended and Restated Bylaws	8-K	12/14/2007	3.2

3.3		Form of Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock	8-K	3/26/2015	3.1

3.4		Form of Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock	8-K	4/6/2015	4.2

3.5		Form of Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock	8-K	8/17/2016	3.2

3.6		Form of Certificate of Designations, Preferences and Rights of Series G Convertible Preferred Stock	8-K	5/15/2017	3.1

3.7		Form of Certificate of Designations, Preferences and Rights of Series H Convertible Preferred Stock	8-K	5/3/2017	3.1

3.8		Form of Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	8/17/2016	3.1

3.9		Form of Certificate of Designations, Preferences and Rights of Series I Convertible Preferred Stock	8-K	5/26/2017	3.1

5.1	**	Opinion of Sichenzia Ross Ference Kesner LLP, as to the legality of the securities being registered

3.1	*	Consent of Independent Registered Public Accounting Firm

23.2	**	Consent of Sichenzia Ross Ference Kesner LLP (included as part of Exhibit 5.1)

24.1	*	Power of Attorney (included on the signature page to the registration statement)

* **	Filed herewith To be filed by amendment

Unless otherwise indicated, the above referenced exhibits are all incorporated by referenced herein from the original form on which such exhibit was originally filed.